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                                                                    EXHIBIT 99.1

SALTON, INC. ENTERS INTO EXCLUSIVITY AGREEMENT.

LAKE FOREST, Ill.--November 15, 2006--Salton, Inc. (NYSE:SFP) announced today that the company has entered into an exclusivity agreement with Harbinger Capital Partners Master Fund I, Ltd. (Harbinger). The agreement provides that Salton will not on or prior to December 15, 2006 solicit or, subject to certain exceptions, otherwise negotiate any acquisition proposal involving Salton with any person other than Harbinger. Salton and Harbinger are currently in discussions with respect to a possible combination of Salton and Applica, which is party to a definitive agreement to be acquired by certain affiliates of Harbinger. Harbinger has agreed to use its commercially reasonable efforts to complete its due diligence and negotiate customary commitment letters in respect of financing for the combined companies, in each case on or prior to December 15, 2006.

Salton emphasized that there can be no assurance that any transaction will occur or, if one is undertaken, of its potential terms or timing. Salton may not update its progress or disclose developments with respect to potential strategic initiatives unless the Board of Directors has approved a definitive course of action or transaction.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to repay or refinance its indebtedness as it matures and satisfy the redemption obligations under its preferred stock; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.